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                                   EXHIBIT 23

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 29, 1999, except for Note O, as to which the date is February 8, 1999, accompanying the consolidated financial statements and schedule included in the Annual Report of K-Swiss Inc. on Form 10-K for the year ended December 31, 1998. We hereby consent to the incorporation by reference of said report in the Registration Statements of K-Swiss Inc. on Form S-8 (File No. 33-36505, effective August 23, 1990, File No. 33-77258, effective April 4, 1994 and File No. 33-95650, effective August 10, 1995) and on Form S-3 (File No. 333-37895, effective October 17, 1997 and File No. 333-60043, effective July 28, 1998).


/s/ GRANT THORNTON LLP



LOS ANGELES, CALIFORNIA
JANUARY 29, 1999